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                                                                    EXHIBIT 8.1
                      [Letterhead of Hand Arendall, L.L.C.]
                                                            G. Porter Brock, Jr.

                                                      Direct Dial (251) 694-6205
                                                       Direct Fax (251) 544-1607
                                                         pbrock@handarendall.com





                                 August 21, 2003



BancTrust Financial Group, Inc.
P. O. Box 3067
Mobile, Alabama 36652

CommerceSouth, Inc.
224 East Broad Street
Eufaula, Alabama 36027

         Re: Proposed Merger of CommerceSouth, Inc. into BancTrust Financial Group, Inc. - Certain Tax Consequences

Gentlemen:

         We have acted as counsel to BancTrust Financial Group, Inc. ("BancTrust"), an Alabama corporation, in connection with the proposed merger of CommerceSouth, Inc. ("CommerceSouth"), a Delaware corporation, with and into BancTrust (the "Merger"), pursuant to the Agreement and Plan of Merger dated as of July 23, 2003 (the "Merger Agreement"). In such capacity, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

         All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and, unless otherwise specified, all Section references herein are to the United States Internal Revenue Code of 1986, as amended (the "Code").

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including: (i) the Merger Agreement;
(ii) the Proxy Statement and Prospectus included in BancTrust's Registration Statement on Form S-4, being filed with the Securities and Exchange Commission with respect to the proposed transaction; and (iii) such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of BancTrust and CommerceSouth.


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BancTrust Financial Group, Inc.
CommerceSouth, Inc.
August 21, 2003
Page 2

         You have advised us that the proposed transaction is being entered into for good corporate business reasons, including, without limitation, the fact that CommerceSouth and BancTrust have been subject to intensifying competition from other financial institutes and from non-bank financial services providers. While both companies have performed well during recent years, despite the economic and competitive pressures, both of their Boards of Directors believe that BancTrust, as the surviving corporation in the Merger, should perform at an even higher level as a result of its enhanced competitive position. BancTrust is expected to achieve economies of scale by reason of its larger size, enhanced competitive position, and expanded market area. The CommerceSouth board and the BancTrust board have both determined that the Merger is fair to, and in the best interests of, their respective companies. In addition, there are various more specific good corporate business reasons for the Merger which will be stated in the Joint Prospectus and Proxy Statement.

         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (i) The fair market value of the BancTrust Common Stock and other cash received by the shareholders of CommerceSouth will be, in each instance, approximately equal to the fair market value of the CommerceSouth Common Stock surrendered in exchange therefor.

         (ii) CommerceSouth has not made any extraordinary dividends or distributions with respect to the CommerceSouth Common Stock in contemplation of or as part of the Merger or redeemed any CommerceSouth Common Stock in contemplation or as part of the Merger.

         (iii) There is no plan or intention on the part of the shareholders of CommerceSouth who own one percent (1%) or more of the CommerceSouth stock and, to the best of the knowledge of the management of CommerceSouth, there is no plan or intention on the part of the remaining shareholders of CommerceSouth to sell, exchange or otherwise dispose of any applicable number of shares of BancTrust Common Stock now owned or to be received in the proposed transaction to BancTrust or a "Related Person" of BancTrust that would reduce their combined holdings in BancTrust Common Stock to a number of shares having, in the aggregate, a value as of the Effective Time of less than forty-four percent (44%) of the total value of all of the stock of CommerceSouth outstanding immediately prior to the transaction. For purposes of this representation, shares of CommerceSouth stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of BancTrust stock will be treated as outstanding CommerceSouth stock as of the Effective Time. Moreover, shares of CommerceSouth stock and shares of BancTrust stock held by CommerceSouth shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation. For purposes of this opinion, a Related Person with respect to BancTrust shall have the meaning defined in Treasury Regulation Section 1.368-1(e)(3).


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BancTrust Financial Group, Inc.
CommerceSouth, Inc.
August 21, 2003
Page 3


         (iv) BancTrust and corporations related to it within the meaning of Treas. Reg. Sec. 1.368-1(e), e.g., its subsidiaries, have no plan or intention to reacquire any of its stock issued in the transaction, except that BancTrust adopted a stock repurchase plan in the ordinary course of business in September, 2001, and may repurchase in its routine course of business some very minor portion of its stock issued in the transaction under said plan.

         (v) BancTrust has no plan or intention to sell or otherwise dispose of any of the assets of CommerceSouth acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

         (vi) The liabilities of CommerceSouth assumed by BancTrust and the liabilities to which the transferred assets of CommerceSouth are subject were incurred by CommerceSouth in the ordinary course of business.

         (vii) Following the transaction, BancTrust will continue the historic businesses of BancTrust and CommerceSouth and use a significant portion of BancTrust's and CommerceSouth's historic business assets in a business.

         (viii) BancTrust and CommerceSouth each agree to pay all expenses incurred by it or on its behalf in connection with the Merger. Work done by BancTrust and/or its attorneys and advisors to prepare and file the Registration Statement and print the Prospectus shall not be deemed to be done on behalf of CommerceSouth, and the costs and expenses therefor shall not be the responsibility of CommerceSouth. The shareholders of CommerceSouth will pay their respective expenses, if any, incurred in connection with the Merger.

         (ix) There is and will be at the date of the Merger no intercorporate indebtedness existing between CommerceSouth and BancTrust that was issued, acquired, or will be settled at a discount.

         (x) Neither of the parties to the Merger is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv).

         (xi) CommerceSouth is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

         (xii) The fair market value and the total adjusted basis of the assets of CommerceSouth transferred to BancTrust will each equal or exceed the sum of the liabilities assumed by BancTrust plus the amount of the liabilities, if any, to which the transferred assets are subject.

         (xiii) The payment of cash in lieu of fractional shares of BancTrust stock is solely for the purpose of avoiding the expense and inconvenience to BancTrust of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the CommerceSouth shareholders instead of issuing fractional
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BancTrust Financial Group, Inc.
CommerceSouth, Inc.
August 21, 2003
Page 4

shares of BancTrust stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the CommerceSouth shareholders in exchange for their shares of CommerceSouth stock. The fractional share interests of each CommerceSouth shareholder will be aggregated, and no CommerceSouth shareholder will receive cash in an amount equal to or greater than the value of one full share of BancTrust stock.

         (xiv) None of the compensation received by any shareholder-employees of CommerceSouth will be separate consideration for, or allocable to, any of their shares of CommerceSouth stock; none of the shares of BancTrust stock received by any shareholder-employees of CommerceSouth will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of CommerceSouth will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (xv) The Merger Agreement and the documents referred to therein represent the entire understanding of CommerceSouth and BancTrust with respect to the Merger.

         Based solely on the information submitted and the representations set forth above, the Merger will meet all requirements to be treated as a reorganization within the meaning of Section 368(a)(1)(A) with the possible exception of the judicial "continuity of interest" doctrine. This doctrine, applied in a number of cases, requires that, notwithstanding the fact that a proposed reorganization meets all express statutory requirements of the Code, there must also be a continuity of interest on the part of the owners (shareholders) of the corporations combining in the merger, and this requirement will not be met unless the shareholders of the acquired corporation (here CommerceSouth) receive a substantial part of the total consideration received by them in the transaction in the form of a continuing equity interest in the continuing combined corporation (here BancTrust Common Stock). See, for example, Cortland Specialty Co. v. Commissioner, 60 F.2d 937 (2d Cir. 1932); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935). The purpose of the continuity of interest requirement is to prevent transactions that resemble sales from qualifying for nonrecognition of gain or loss available to corporate reorganizations. Regs. Section 1.368-1(e)(1)(i).

         There is no fixed minimum percentage that must be met in determining whether the continuity of interest requirement has been met; all facts and circumstances must be considered. Id. The Internal Revenue Service will not rule that a reorganization qualifies under Section 368(a)(1)(A) unless the shareholders of the acquired corporation (here CommerceSouth) receive stock of the acquiror corporation (here BancTrust) equal in value, as of the effective date of the reorganization, to at least 50% of all of the formerly outstanding stock of the acquired corporation as of the same day. Rev. Proc. 77-37, 1977-2 C.B. 568. It is probable that this 50% test will not be met in this Merger, but this 50% Internal Revenue Service requirement is only a ruling requirement, not substantive law, and cases have approved a lower percentage. See, e.g., Miller
v. Commissioner, 84 F.2d 415 (6th Cir. 1936).

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BancTrust Financial Group, Inc.
CommerceSouth, Inc.
August 21, 2003
Page 5


         Based solely on the information submitted and the representations set forth above, we are comfortable in rendering our opinion that the continuity of interest requirement in the present transaction will be met as long as the value at the time of the Merger of the BancTrust stock received, in the aggregate, by all CommerceSouth shareholders is not less than forty-four percent (44%) of the total value of the consideration received, in the aggregate, by all CommerceSouth shareholders, including dissenters, those who would otherwise be entitled to fractions of share, and certain executives holding certain stock acquired by exercise of options. This is not to say that a lesser percentage, even an appreciably lesser percentage, will not meet the continuity of interest requirement; however, as there is no way to know the exact required percentage, we merely decline to opine on less than forty-four percent (44%).

         Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by BancTrust and CommerceSouth (including the representation that CommerceSouth shareholders will maintain sufficient equity ownership interests in BancTrust after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         1. Provided the Merger qualifies as a statutory merger under Alabama law, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A). CommerceSouth and BancTrust will each be "a party to a reorganization" within the meaning of Section 368(b).

         2. No gain or loss will be recognized by BancTrust on receipt of CommerceSouth's assets in exchange for BancTrust Common Stock. Section 1032(a).

         3. CommerceSouth will recognize no gain or loss upon the transfer of its assets to BancTrust in exchange solely for BancTrust Common Stock and the assumption by BancTrust of the liabilities of CommerceSouth. Sections 361(a) and 357(a).

         4. The basis of CommerceSouth's assets in the hands of BancTrust will, in each case, be the same as the basis of those assets in the hands of CommerceSouth immediately prior to the transaction. Section 362(b).

         5. The holding period of the assets of CommerceSouth in the hands of BancTrust will, in each case, include the period during which such assets were held by CommerceSouth. Section 1223(2).

         6. A CommerceSouth shareholder who exchanges CommerceSouth shares for cash and BancTrust stock in the Merger generally will recognize gain (but no loss) in an amount equal to the lesser of:
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BancTrust Financial Group, Inc.
CommerceSouth, Inc.
August 21, 2003
Page 6
                  (a) the excess (if any) of (i) the amount of cash and the fair market value of BancTrust common stock received in the exchange over (ii) the shareholder's adjusted tax basis in CommerceSouth shares exchanged; or

                  (b) the amount of cash received in the exchange. Sections 354(a)(1) and 356.

We do not comment on the tax treatment of those certain four shareholders who will exchange, solely for cash, CommerceSouth Common Stock acquired by the exercise of options.

         7. The adjusted tax basis of the BancTrust stock received by each CommerceSouth shareholder in the Merger (including any fractional shares of BancTrust common stock for which cash is received) will generally be equal to the aggregate tax basis of such shareholder's CommerceSouth shares exchanged by such shareholder for BancTrust common stock, decreased by the amount of cash (other than cash in lieu of fractional shares or cash subject to ordinary income taxation as a dividend) received in the exchange and increased by the aggregate amount of gain (if any) recognized in the exchange (other than with respect to gain or loss realized as a result of cash received in lieu of fractional shares). Section 358(a)(1).

         8. The holding period of the BancTrust Common Stock received by the CommerceSouth shareholders will, in each instance, include the period during which the CommerceSouth Common Stock surrendered in exchange therefor was held, provided that the CommerceSouth Common Stock was held as a capital asset on the date of the exchange. Section 1223(1).

         9. The payment of cash to CommerceSouth shareholders in lieu of fractional share interests of BancTrust Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by BancTrust. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

         10. Where solely cash is received by a CommerceSouth shareholder in exchange for his CommerceSouth Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his CommerceSouth Common Stock, subject to the provisions and limitations of Section 302.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the

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BancTrust Financial Group, Inc.
CommerceSouth, Inc.
August 21, 2003
Page 7


statements set out herein is, or later becomes, inaccurate. Our opinions are expressly conditioned upon there being "continuity of interest" as discussed above on the part of the CommerceSouth shareholders upon completion of the Merger, and our opinion that there will be such "continuity of interest" is expressly conditioned upon the percentage of the aggregate consideration received by all CommerceSouth shareholders in the form of BancTrust stock not being less than forty-four percent (44%) of the total consideration received by all CommerceSouth shareholders in the Merger, whether the failure to attain such forty-four percent (44%) is caused by a decline in the Market Price of BancTrust stock for determining purposes of the Exchange Ratio in the Merger Agreement, cash paid for fractional shares or to dissenters, cash paid for certain option stock held by certain executives, or any other reason. If such forty-four percent (44%) requirement is not met, all opinions by us herein are withdrawn and may not be relied upon. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

         We consent to the use of this opinion as an exhibit to the Registration Statement filed by BancTrust relating to the proposed transaction and to the reference to us under the heading "Legal Matters" in the Proxy Statement and Prospectus included in the Registration Statement. This opinion is being provided solely for the use of BancTrust and CommerceSouth and their respective shareholders. No other person or party shall be entitled to rely on this opinion.

                           Very truly yours,

                           HAND ARENDALL, L.L.C.


                           By:/s/ G. Porter Brock, Jr.
                              -----------------------------------------
                                    As a Member